PURCHASE AGREEMENT

               This Purchase Agreement (this "Agreement") is entered into as of July 2, 1997, by and between Analytical Surveys, Inc., a Colorado corporation (the "Buyer") and Sol C. Miller (the "Shareholder").

                                      RECITALS

               The Shareholder owns all of the issued and outstanding capital stock of MSE Corporation, an Indiana corporation (the "Company"). The Shareholder desires to sell, and the Buyer desires to purchase, all of the issued and outstanding capital stock of the Company as provided in this Agreement.

                                      AGREEMENT

               The parties agree as follows:

          I.
                                     DEFINITIONS

               1.1. For purposes of this Agreement:

                    Adjusted  Net  Worth   means  the   assets  minus   the
          liabilities as shown on the Latest Balance Sheet and the Closing Date Balance Sheet, as applicable.

                    Adjustment Date means the date that is agreed to by the Company and the Shareholder, but if no agreement is reached then such date is the first business day that falls 75 days after the Closing.

                    Adverse Consequences means all actions, suits, proceedings, investigations, complaints, claims, demands, Orders, liabilities, liens, losses, damages, penalties, fines, settlements, costs (including removal and remediation costs), expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts).

                    Affiliate means any Person controlled by, controlling, or under common control with another Person.

                    Affiliated Group means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

                    Benefit Arrangement has the meaning given to such term in Section 3.1(n)(iii).
                    Buyer Indemnitee has the meaning given to such term  in
          Section 6.2.





                    Change in Control means that the Buyer or the Company, directly or indirectly, sells all or substantially all of the engineering services business conducted by the Company's engineering division to a Person who is not an Affiliate of the Company, or that all of the capital stock of the Company is acquired by a Person who is not an Affiliate of the Company, whether by merger or sale.

                    Closing and Closing Date have the meanings given to such terms in Section 5.1.

                    Closing Date Balance Sheet has the meaning given to such term in Section 2.3.

                    Code means the Internal Revenue Code of 1986, as amended.

                    Common Stock means the common stock of the Buyer, no par value.

                    Company Employee Benefit Plans have the meaning given in Section 3.1(n)(i).

                    Contract Value means the sum of revenues paid to the Company, amounts owed to the Company, and amounts to become payable to the Company upon performance of the services required under a contract, in progress as of the Closing Date, signed by the Company and the customer but not yet commenced, or awarded to the Company but not yet signed by both the Company and the customer.

                    Customer Negligence Claim means any Adverse Consequence suffered by any Buyer Indemnitee that constitutes an insured claim under the errors and omissions policy of the Company in place on the Closing Date (or would have constituted an issued claim if such policy had remained in effect), to the extent such Adverse Consequence arises from an act or omission that occurred prior to the Closing.

                    Employee Benefit Plan means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan.

                    Employee Pension Benefit Plan has the meaning given to such term in ERISA Section 3(2).





                    Employee Welfare Benefit Plan has the meaning given to such term in ERISA Section 3(1).

                    Encumbrance means any mortgage, pledge, conditional sale agreement, charge, claim, interest of another Person, lien, security interest, title defect or other encumbrance.

                    Engineering Contract means any contract for the performance of engineering services (or the sale, lease or licensing of goods that is incidental to the performance of engineering services) by the Company or any Subsidiary.

                    Environmental Obligations means all present Legal Requirements and Permits concerning land use, public health, safety, welfare or the environment, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. S 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. S 9601 et seq.), as amended, and the Occupational Safety and Health Act, as amended, and any civil liability (under any Legal Requirement or under common law) to any Person.

                    ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated under the Employee Retirement Income Security Act of 1974, as amended.

                    Escrow Agent will be BankOne Colorado.

                    Escrow Agreement means the Escrow Agreement among the Buyer, the Shareholder, and the Escrow Agent in the form of Exhibit A with respect to the period commencing on the Closing Date and ending on the first anniversary of the execution of this Agreement (the "Escrow Period").

                    GAAP means generally accepted accounting principles as in effect from time to time in the United States, as consistently applied, and in accordance with all pronouncements of the Financial Accounting Standards Board.

                    Governmental Authority means the United States of America, any state, commonwealth, territory or possession of the United States of America, any political subdivision of any of them (including counties, municipalities, home-rule cities and the like), and any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board.

                    Income Tax means any federal, state or local Tax based on income, gross receipts, or profits, including any interest,





          penalty, or similar payment obligation arising in connection with such Tax.

                    Intellectual Property means all trade, corporate, business and product names, trademarks, trademark rights, service marks, copyrights, patents, patent rights, trade secrets, and computer software (other than software not used or useful in the business of the Company or any Subsidiary, and other than readily available software purchased at a cost of less than $5,000 in the aggregate for all sites and seats using such software), and all registrations, licenses and applications pertaining to any of them.

                    Latest Balance Sheet has the meaning given to such term in Section 3.1(e).

                    Legal Requirement means any constitution, statute, ordinance, code, or other law (including common law), rule, regulation, Order, notice, standard, procedure or other requirement enacted, adopted, applied or issued by any Governmental Authority.

                    Multiemployer Plan has the meaning given to such term in ERISA Section 3(37).

                    Orders means all judgments, injunctions, orders, rulings, decrees, directives, notices of violation or other requirements of any Governmental Authority or arbitrator having jurisdiction in the matter, including a bankruptcy court or trustee.

                    Other  Buyer   Agreements  means   any  documents   and
          instruments executed and delivered by the Buyer at Closing, excluding this Agreement.

                    Other  Seller  Agreements   means  any  documents   and
          instruments executed and delivered by the Shareholder at Closing, excluding this Agreement.

                    Permits means all permits, licenses, consents, franchises, authorizations, approvals, privileges, waivers, exemptions, variances, exclusionary or inclusionary Orders and other concessions, whether governmental or private, including, without limitation, those relating to environmental, public health, welfare or safety matters.

                    Permitted Encumbrances means: (i) liens for Taxes and other governmental charges not yet due or delinquent; (ii) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or





          delinquent; (iii) those Encumbrances listed on Schedule 1.1;  and
          (iv) other Encumbrances,  if any, which,  individually or in  the aggregate, would not materially detract from the value of the asset to which it relates or materially impair the ability of the Company to use the asset to which it relates in substantially the same manner as it was used prior to the Closing; provided, in the case of each Encumbrance described in (i), (ii) and (iv), that the liability secured by such Encumbrance is fully reflected on the face of the Closing Date Balance Sheet and that such liability does not otherwise constitute a breach of any representation, warranty or covenant of the Shareholder in this Agreement.

                    Person means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority.

                    Premises means the real property, buildings and improvements on such real property constituting the business premises of the Company and each Subsidiary located at 941 and 930 North Meridian Street, Indianapolis, Indiana.

                    Prime Rate is the prime rate as published, from time to time, in The Wall Street Journal.

                    Principal Customer has the meaning given to such term in Section 3.1(p).

                    Right means any right, property interest, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

                    Section 338(h)(10) Election has the meaning given to such term in Section 4.8(a).

                    Seller Indemnitee has the meaning given to such term in
          Section 6.1.

                    Shareholder has the meaning given to such term in the preamble to this Agreement.

                    Shares means all of the issued and outstanding capital stock of the Company.

                    Subsidiary has  the  meaning  given  to  such  term  in
          Section 3.1(b).

                    Survival Period means, with respect to a representation or warranty, the applicable period after the Closing Date during





          which  such  representation  or  warranty  survives  pursuant  to
          Section 8.13.

                    Tax means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition.

                    Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment to any of them, and including any amendment of any of them.

                    Terminable Contracts has the meaning given to such term in Section 4.9.


          II.
                                  PURCHASE AND SALE

               2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from the Shareholder, and the Shareholder agrees to sell to the Buyer, all of the Shares, free and clear of any Encumbrance, for the consideration specified in Section 2.2. The Buyer will have no obligation under this Agreement to purchase less than all of the Shares.

               2.2. Purchase Price; Payment.   The purchase  price for  the
          Shares is $11,000,000 plus  925,000 shares of  Common Stock.   At
          Closing, the Buyer  will (i) pay  to the Shareholder  $10,700,000 and deliver to  the Shareholder 832,500  shares of Common  Stock;
          and (ii) deposit $300,000 into an  Escrow Account (as defined  in the Escrow Agreement) and deposit  92,500 shares of Common  Stock with the Escrow Agent.  The cash payment at Closing will be  made by wire transfer of federal or immediately available funds to an account or accounts designated by the Shareholder and the share payment at Closing will be made by delivery of certificates
          representing such shares  of Common Stock.   Notwithstanding  the
          existence  of  an  Escrow  Account,  nothing  will  prevent   the
          Shareholder   from   paying   cash   in   satisfaction   of   its
          indemnification  obligations   under   Article  VI.   The   Buyer
          Indemnitees shall be required to first seek recourse against the shares of Common Stock deposited in the Escrow Agreement before
          seeking  recourse  directly  against  the  Shareholder  for   any
          indemnification obligation of the  Shareholder under Article  VI,





          but only to the extent that the credited value of the Common Stock held in Escrow exceeds the amount claimed by all Buyer Indemnitees.

               2.3. Closing Balance  Sheet.    Within  45  days  after  the
          Closing, the  Shareholder  will  deliver  to  the  Buyer  at  the
          Shareholder's expense a consolidated balance sheet for the Company and any Subsidiary as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the accounting policies applied by the Company for the December 31, 1996 audited Financial Statements of the Company, subject to Schedule 2.3. Notwithstanding the foregoing, the reserve for bad debts on the Closing Date Balance Sheet will include a reserve equal to 100% of the unpaid balance of the accounts receivable due from Estridge and Sagamore as of the Closing Date.

               2.4. Adjustment to the Purchase Price; Procedure. Following delivery of the Closing Date Balance Sheet in accordance with
          Section 2.3, the Purchase Price will be adjusted as follows:

               (a)  The Buyer will examine  the Closing Date Balance  Sheet to determine whether it believes  the Closing Date Balance  Sheet was prepared in accordance with the provisions of this Agreement.
           In  connection  with  that  examination,  the  Shareholder  will provide, and will cause his accountant to provide, the Buyer  and the Buyer's accountants with access to such information as the Buyer may reasonably request to make that determination, including access to all work papers and calculations of the Shareholder's accountants related to the preparation of the Closing Date Balance Sheet.

               (b) Within 15 days after receipt of the Closing Date Balance Sheet, the Buyer will, in a written notice to the Shareholder, either accept the Closing Date Balance Sheet or object to it by describing in reasonable detail any proposed adjustments to the Closing Date Balance Sheet and the reasons for such proposals. If the Shareholder has not received such notice of proposed adjustments within such 15-day period, the Buyer will be deemed to have accepted the Closing Date Balance Sheet; provided, however, that if the Buyer's failure to give such notice results from the Shareholder's failure to timely provide information requested by Buyer under Section 2.4(a), the time within which Buyer must give such notice will be extended until a reasonable time after Shareholder provides the information requested by Buyer.

               (c) If any adjustments to the Closing Date Balance Sheet are proposed, the Buyer and the Shareholder will negotiate in good faith to resolve any dispute, provided that if the dispute





          is not resolved within 10 days following the Shareholder's receipt of the proposed adjustments, the Buyer and the Shareholder will retain a mutually acceptable nationally recognized independent public accounting firm to resolve such dispute, which resolution will be final and binding. The fees and expenses of any such accounting firm will be shared equally by the Buyer and the Shareholder, and such accounting firm will be retained by a retention letter executed by the parties that specifies that the determination by said firm of any such disputes concerning the Closing Date Balance Sheet will be resolved in accordance with GAAP on a basis consistent with the accounting policies applied by the Company in its December 31,
          1996  audited  Financial  Statements.    If  the  Buyer  and  the
          Shareholder are unable to agree on a mutually acceptable independent public accounting firm to resolve such dispute, the dispute will be resolved by arbitration in accordance with
          Section 7.2 of this Agreement.

               (d) On the Adjustment Date (if a dispute occurs), or within 10 business days after the resolution of a dispute (if a dispute occurs and is to be resolved in accordance with Section 2.4(c)), as the case may be, then to the extent that the Adjusted Net Worth of the Company as set forth on the Closing Date Balance Sheet is less than $10,075,000, the Shareholder will pay to the Buyer the difference between such two amounts. Such payment will include interest accrued from the Closing Date to the date of such payment at the Prime Rate.

               2.5. Sales Taxes, Etc. The Shareholder will pay all sales, use, transfer, licensing, recording, stamp and other Taxes, fees and charges payable in respect of or as a result of the sale and transfer of the Shares to the Buyer pursuant to this Agreement. The Buyer will pay all Taxes, fees and charges payable in respect of or as a result of the sale and issuance of the shares of Common Stock to the Shareholder pursuant to this Agreement.


          III.
                           REPRESENTATIONS AND WARRANTIES

               3.1. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Buyer as follows, as of the date of this Agreement:

               (a)  Organization, Good  Standing, Etc.   The  Company is  a
          corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is qualified to do business as a foreign corporation and is in good standing in California and Florida, which are the only jurisdictions in which such qualification is necessary and in which the failure to be so qualified would have a material adverse effect on the business or





          properties of the Company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of (i) the articles of incorporation
          (certified by the Secretary of State of Indiana) and (ii) the bylaws of the Company, both as currently in effect, have been delivered to the Buyer by the Company and the Shareholder, and the Company is not in violation of any provision of its articles of incorporation or bylaws. True copies of the minute books, the stock certificate books, and stock record books of the Company have been delivered to the Buyer by the Shareholder.

               (b) Subsidiaries. Schedule 3.1(b) sets forth a correct and complete description of (i) the name and jurisdiction of each entity of which the Company owns, directly or indirectly, more than 50% of the capital stock, profits, interest or interest in capital (individually a "Subsidiary" and collectively the "Subsidiaries"), (ii) the number of shares of capital stock of each Subsidiary authorized and outstanding and the number of shares of capital stock of each Subsidiary owned by the Company or any other Subsidiary and (iii) the jurisdictions, if any, in which each Subsidiary is qualified or licensed to do business as a foreign entity. Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified do business as a foreign entity in each jurisdiction in which such qualification is necessary and in which the failure to be so qualified would have a material adverse effect on the business or properties of the Company, and (iii) has all requisite power to own, lease and operate its properties and to conduct its business as it is now conducted. True and complete copies of (i) the articles of organization (certified by the Secretary of State of Indiana) and
          (ii) the operating agreement of each Subsidiary, both as currently in effect, which have been delivered to the Buyer by the Company, and no Subsidiary is in violation of any provision of its articles of organization or operating agreement. Except for the Subsidiaries or as otherwise disclosed in
          Schedule 3.1(b), the Company does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity. The Company no longer owns any interest in MSE Realty LLC.

               (c)  Ownership and Capitalization.   The authorized  capital
          stock of the Company consists of 1,000,000 shares of common stock, no par value. The Shareholder owns, beneficially and of record, free and clear of any Encumbrance, all of the issued and outstanding capital stock of the Company. All of the issued and outstanding shares of the Company's capital stock have been duly
          authorized  and   validly  issued   and   are  fully   paid   and
          nonassessable. There is no authorized or outstanding stock or security convertible into or exchangeable for, or any authorized





          or outstanding option, warrant or other right to subscribe for or to purchase, or convert any obligation into, any unissued shares of the Company's capital stock or any treasury stock, and the Company has not agreed to issue any security so convertible or exchangeable or any such option, warrant or other right. There are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, except pursuant to the Company's Equity Participation Plan. There are no voting trusts, voting agreements, proxies or other agreements or understanding with respect to any capital stock of the Company. There are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls, or other commitments or restrictions of any character relating to any of the Shares, except those restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws.

               (d)  Authority; No Violation.  The Shareholder has full  and absolute right, power, authority  and legal capacity to  execute,
          deliver  and  perform  this   Agreement  and  all  Other   Seller
          Agreements to which  the Shareholder, is  a party, and,  assuming the due authorization, execution  and delivery of this  Agreement and the  Other Seller  Agreements by  the other  parties to  such
          agreements,   this Agreement  constitutes, and  the Other  Seller
          Agreements constitute, the legal,  valid and binding  obligations of, and will be enforceable  in accordance with their  respective terms against,  the Shareholder,  except as  such enforcement  is
          subject  to  the  effect   of  (i)  any  applicable   bankruptcy,
          insolvency,  reorganization  or  similar  laws  relating  to   or
          affecting creditors' rights generally and (ii) general principles
          of   equity,   including,   without   limitation,   concepts   of
          reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated by each such agreement will not (A) violate (x) any Legal Requirement to which the Company or the Shareholder is subject or (y) any provision of the articles of incorporation or bylaws of the Company, or (B) except as set forth in Schedule 3.1(d), violate, with or without the giving of notice or the lapse of time or both, or result in the breach of any provision of, or constitute a default under, or result in the creation of any Encumbrance upon any properties, assets or business of the Company or of the Shareholder, pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Company, any Subsidiary, or the Shareholder is a party or by which the Company, any Subsidiary, or the Shareholder, or any of their respective assets and properties is bound or subject, but for purposes of this representation and warranty, any right on the





          part of the other party to such agreement to terminate any such agreement upon the execution, delivery and performance of this Agreement and the Other Seller Agreements or the consummation of the transactions contemplated by each such agreement will not constitute a breach of this representation and warranty (whether or not the agreement is listed on Schedule 3.1(d)). Except for notices that have been given and consents that have been obtained by the Shareholder prior to the execution of this Agreement (which are set forth in Schedule 3.1(d)), neither the Company, the Shareholder or any Subsidiary, need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements. Neither the Shareholder nor the Company or any Subsidiary is a party to any litigation or proceeding (and, to the knowledge of the Shareholders, no such litigation or proceeding has been threatened), that seeks to prohibit or delay, or that seeks damages as a result of, the execution and delivery of this Agreement by the Shareholder or the consummation of the transactions contemplated by this Agreement.

               (e)  Financial Statements.  The Shareholder has delivered to the Buyer complete and correct copies of (i) audited balance sheets and related statements of income, stockholders' equity and cash flow of the Company as of and for the years ended December 31, 1996, and 1995 and all notes and schedules thereto and (ii) the unaudited internally prepared balance sheets of the Company and the related unaudited statements of income as of
          March 31, 1997 (collectively,  the "Financial Statements").   The
          Financial Statements are in accordance with the books and records of the Company and of any Subsidiary and were prepared in accordance with GAAP and present fairly the Company's and
          Subsidiary's  financial  position,  results  of  operations   and
          changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to standard year-end adjustments (none of which
          will be material in amount) and  the omission of footnotes.   The
          unaudited balance sheet as of March 31, 1997, is called the Latest Balance Sheet. At the date of the Latest Balance Sheet, neither the Company nor any Subsidiary had any liability or
          obligation,  whether  accrued,  absolute,  fixed  or   contingent
          (including liabilities for taxes or unusual forward or long-term commitments), required by GAAP to be reflected or reserved against in that balance sheet that were not fully reflected or reserved against on the Latest Balance Sheet. The balance sheets included in the Financial Statements reflect capitalized computer
          software  costs  and   capitalized  mapping   inventory  at   net
          realizable value  as required  by SFAS  No. 86.   The  amount  of
          start-up revenue recognized by the Company during the period from January 1, 1997 to the date of the Closing Date Balance Sheet did





          not exceed $300,000. Copies of the financial statements described in clause (i) are attached as Schedule 3.1(e)(i), and copies of the financial statements described in clause (ii) of this Section are attached as Schedule 3.(e)(ii).

               (f)  Absence of Certain Changes or Events.  Since March  31,
          1997, except as  disclosed in  Schedule 3.1(f),  the Company  and each Subsidiary have not (i) incurred any debt, indebtedness or other liability, except current liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other liabilities or accelerated the collection of any receivable beyond stated, normal terms except in the ordinary course of business; (iii) sold or otherwise transferred any of their equipment or other assets or properties, except in the ordinary course of business and except for equipment no longer needed in the Company's business that was sold for fair market value; (iv) cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $10,000 in the aggregate, except to the extent that such amount is  reserved in the Closing Date Balance Sheet; (v) changed in any significant manner the way in which they conduct business; (vi) made or granted any individual wage or salary increase in excess of 10%
          or $2.00 per hour, any general wage or salary increase, or increased employee benefits of any kind or nature; (vii) entered into any contract or agreement, or made any commitment, involving more than $50,000; (viii) accelerated, terminated, delayed, modified or cancelled any agreement, contract, lease or license
          (or series of related agreements, contracts, leases and licenses) involving more than $50,000; (ix) suffered any material adverse change to or in their business, assets, financial condition, or
          existing  or   prospective   relationships  with   customers   or
          suppliers; (x) made any payment or transfer to or for the benefit of the Shareholder or permitted any Person, including, without limitation, the Shareholder, to withdraw assets from the Company or from any Subsidiary (other than the payment to the Shareholder of the proportionate monthly amount of his normal annualized salary due and payable during such period, distributions to the Shareholder to pay Taxes on earnings of the Company attributable to him by reason of the Company's election to be taxed as an S corporation (or to pay off previous loans by the Company to the
          Shareholder  to  pay  such   Taxes),  declarations  of   dividend
          distributions to the Shareholder if and to the extent that the Adjusted Net Worth of the Company as set forth on the Closing
          Date Balance Sheet exceeds $10,075,000 (but not more than $664,000) and the transfer to the Shareholder or an Affiliate of the Shareholder of a 1% interest in MSE Realty, LLC); (xi) suffered any other significant occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xii) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (xi).






               (g)  Tax Matters.

                    i) The Company and each Subsidiary have filed all Income Tax Returns and, to the knowledge of the Shareholder, all other Tax Returns that they were required to file. All such Income Tax Returns and, to the knowledge of the Shareholder, all other Tax Returns were correct and complete in all respects. All Income Taxes and, to the knowledge of the Shareholder, all other Taxes owed by the Company and by each Subsidiary (whether or not shown on any Tax Return) have been paid. The Company and each Subsidiary are not currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company and each Subsidiary do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company or on those of any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                    ii) The Company and each Subsidiary withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, the Shareholder or other third party.

                    iii) There is no pending or threatened dispute or claim
          concerning any Tax liability of the Company or of any Subsidiary.
           Schedule 3.1(g)(iii) lists all federal, state, local and foreign income Tax  Returns filed  with respect  to the  Company and  any
          Subsidiary for taxable periods ended on or after December 31, 1993, identifies those Tax Returns that have been audited and identifies those Tax Returns that currently are the subject of audit. The Shareholder has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed or assessed against or agreed to by the Company and each Subsidiary since December 31, 1993.

                    iv) The Company and each Subsidiary have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    v) Neither the Company, the Shareholder nor any Subsidiary has ever filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Company and each Subsidiary have not made any payments, are not obligated to make any payments and are not parties to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Code Section 280G. The Company and each Subsidiary have not been United States real property holding corporations within the meaning of Code Section 897(c)(2)





          during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and each Subsidiary disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company and each Subsidiary are not parties to any Tax allocation or sharing agreement. The Company and each Subsidiary have not been members of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and have no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                    vi) Since January 1, 1987, and for all taxable periods of the Company thereafter, the Company has duly filed a valid S Corporation election, which election was effective as of such date and has been continuously in effect from such date.

                    vii) All Taxes payable by all present and former shareholders of the Company and present and former shareholders or owners of any Subsidiary in respect of the Company's and any Subsidiary's taxable income have been paid.

                    viii)     [Intentionally omitted.]

                    ix) At all times since January 1, 1987, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code SS 1361 and 1362, and the Company will be an S corporation up to and including the Closing Date.

                    x) Schedule 3.1(g)(x) identifies each Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Code S 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all time since the date shown on such schedule up to and including the Closing Date.

                    xi) The Company will not be liable for any Tax under Code S 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.





               (h)  Assets and Properties.

                    i) The Company has good title to (or, in the case of the assets that are leased, valid leasehold interests in) all the assets that are used by the Company in its business, free and clear of all Encumbrances (except for Permitted Encumbrances). Such assets consist of the tangible and intangible assets of the Company in existence as of the Closing Date. Such assets are all of the tangible and intangible assets used by the Company in, or necessary for the conduct of, its business as conducted by the
          Company since January 1, 1997.   Such assets  and any  equipment
          leased by the Company from third parties encompass all equipment used by the Company to generate the income reflected in the financial statements attached as Schedule 3.1(e)(i). Schedule 3.1(h)(i) lists all the third party equipment leased by the Company as of the date of this Agreement. The Company does not lease any equipment from the Shareholder, except for fixtures attached to the Premises and leased to the Company by MSE Realty LLC. All of the Company's tangible assets are located on the Premises, except for field equipment used on job sites in the ordinary course of business.

                    Each Subsidiary has good title to (or, in the case of assets that are leased, valid leasehold interests in) all of its respective assets, free and clear of all Encumbrances (except for Permitted Encumbrances). These assets consist of the tangible and intangible assets of each Subsidiary in existence as of the Closing Date. These assets are all of the tangible and intangible assets used by each Subsidiary in, or necessary for the conduct of, its business as conducted by the Subsidiary since January 1, 1997. These assets and any equipment leased by each Subsidiary from third parties encompass all equipment used by each Subsidiary to generate the income reflected in the financial statements attached as Schedule 3.1(e)(i). Schedule 3.1(h)(i) lists all the third party equipment leased by each Subsidiary as of the date of this Agreement. No Subsidiary leases any equipment from the Shareholder. All of the tangible assets are located at each Subsidiary's principal place of business.

                    ii)  The Premises constitute all of the real  property,
          buildings  and  improvements  used   by  the  Company  and   each
          Subsidiary in their  business.   The Premises  are supplied  with
          utilities and other services necessary  for the operation of  the
          Premises.   Except  as  set forth  on  Schedule  3.1(h)(ii),  the
          Premises have been maintained in accordance with normal industry practice, are in good operating condition and repair and are
          suitable for the purposes for which they presently are used.   To
          the knowledge of the Shareholder, the Premises have received  all
          approvals  of   Governmental  Authorities   (including   Permits)
          required in connection with the occupation and operation of the Premises and have been occupied, operated and maintained in





          accordance with applicable Legal Requirements. Neither the Shareholder, the Company nor any Subsidiary has received notice of violation of any Legal Requirement or Permit relating to the condition or their operation of the Premises which has an adverse effect on the ability of the Company or any Subsidiary to utilize the Premises or requires the Company or any Subsidiary to incur expense in order to utilize the Premises.

                    iii) No party to any lease with respect to any Premises has repudiated any provision of such lease, and there are no disputes, oral agreements or continuing waivers in effect as to any such lease.

               (i) Attached as Schedule 3.1(i) is a list of the following contracts and agreements not yet substantially performed to which the Company or any Subsidiary is a party:

                    (i) Any agreement (or group of related agreements) for the sale of goods or the furnishing of services involving reasonably anticipated total revenues in excess of $300,000;

                    (ii) Any agreement (or group of related agreements) for
          the  purchase   of  goods   or  services   involving   reasonably
          anticipated total payments in excess of $300,000;

                    (iii) Any agreement (or group of related agreements) for the lease of personal property or real property to or from any Person providing for lease payments in excess of $5,000 per annum, other than agreements that may be terminated without cause and without penalty by the Company or the Subsidiary on 30 days or less notice to such Person;

                    (iv) All    confidentiality    and     non-competition
          agreements,  mortgages,   deeds   of  trust,   indentures,   loan
          agreements, credit agreements, promissory notes and guaranties;

                    (v) Each note or account receivable from, loan or advance to, and agreement for the purchase, sale or lease of goods or services to or from, the Shareholder, or any Affiliate of the Shareholder, or any officer, director or employee of the Company or any Subsidiary; and

                    (vi) All guaranty, warranty and indemnity agreements provided or delivered by the Company or any Subsidiary to any of its customers of business (but excluding such agreements included as provisions in the service agreements with customers).

          The contracts  and agreements  described in  clauses (i)  through
          (vi) of this Section 3.1(i) are referred to in this Agreement as
          the "Material Contracts."   With  respect to  each such  Material
          Contract:  (A) the Material Contract is valid, in full force  and





          effect, and enforceable in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law); (B) no action or claim  is pending or, to the knowledge  of the Shareholder, threatened to revoke, modify, terminate or render invalid any such Material Contract; and (C) except for financing agreements with The Fifth Third Bank of Central Indiana and Terminable Contracts, to the knowledge of the Shareholder, neither the Company, any Subsidiary nor any other party is in breach or default in the performance of any of its respective obligations under, and, no event exists which, with the giving of notice of the lapse of time or both, would constitute a breach or default on the part of a party to, such Material Contract that is continued unremedied, except for breaches or defaults which will not have a material adverse effect on the business or properties of the Company. Copies of the Material Contracts delivered to the Buyer are true and complete. The prepayment of the Company's indebtedness to The Fifth Third Bank of Central Indiana is not prohibited and will not result in the imposition of any prepayment penalty or similar obligation. With respect to contracts and agreements for the sale of goods or the furnishing of services by the Company or any Subsidiary that is not a Material Contract, to the knowledge of the Shareholder, neither the Company nor any Subsidiary is in breach or default in the performance of its obligations under any such contracts or agreements.

               Also set forth on Schedule 3.1(i) is a list setting forth the following items:

                    (vii) All items of equipment, machinery and other tangible personal property of the Company and of each Subsidiary (including that which, as of the date of this Agreement, has no book value), and the original cost, depreciation and current book value of all such items which are included in the Latest Balance Sheet;

                    (viii)        All     Permits,    licenses,     Orders,
          registrations, certificates and similar rights of the Company and each Subsidiary;

                    (ix) The names and current rates of compensation as of June 20, 1997 of all employees of the Company and any Subsidiary whose annual rate of compensation is $40,000 or more;





                    (x) All items of Intellectual Property owned by the Company or any Subsidiary, or which is used by the Company in its business, and in each case where the Company or any Subsidiary is not the owner, the name of the owner of the Intellectual Property; and

                    (xi) The name of each bank or other financial institution or entity in which the Company or any Subsidiary has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw on such account or to have access to such safe deposit box.


               (j)  Litigation; Compliance with Applicable Laws and Rights.

                    i) There is no outstanding Order against, or, except as set forth on Schedule 3.1(j)(i), is there any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or, to the knowledge of the Shareholder, threatened against, the Company or any Subsidiary, their properties or their business.

                    ii) Except as set forth on Schedule 3.1(j)(ii), to the knowledge of the Shareholder, the Company and each Subsidiary and each of their assets (including their Premises, facilities, machinery and equipment) are not in violation of any applicable Legal Requirement. Except as set forth in Schedule 3.1(j)(ii), neither the Shareholder, the Company nor any Subsidiary has received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement which has not been finally resolved on a basis that involves no continuing obligation or liability to the Company.

               (k)  Accounts Receivable.   The accounts  receivable of  the
          Company and of each Subsidiary reflected on the Latest Balance Sheet and on the Closing Date Balance Sheet have arisen in the ordinary course of business and reflect bona fide business arrangements; no payor has given the Shareholder, the Company or any Subsidiary written notice of any inability to pay such account receivable in due course or of any claim or defense against payment of such account receivable; to the Shareholder's knowledge, no oral statements to such effect have been made to the Shareholder, the Company or any Subsidiary; to the Shareholder's knowledge, no basis exists for any payor to raise any claim or defense against payment with respect to any such account receivable; and Schedule 3.1(k) sets forth a true and correct statement regarding the aging of such accounts receivable as of a date within 10 days of the date of this Agreement.

               (l) Product Quality, Warranty and Liability. No product or service provided or delivered by the Company or any Subsidiary to





          customers on or prior to the date of this Agreement is subject to any guaranty, warranty or other indemnity beyond the terms set forth in the written agreement with such customer. All product or service liability claims that have been asserted against the Company or any Subsidiary since March 31, 1997, whether covered by insurance or not and whether litigation has resulted or not, other than those listed and summarized on Schedule 3.1(j)(i), are listed and summarized on Schedule 3.1(l).

               (m)  Insurance.    The  Company  and  each  Subsidiary  have
          policies of insurance (i) covering risk of loss on the Company's and each Subsidiary's assets, respectively, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and
          (iii) for business interruption, all, to the knowledge of the Shareholder, with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision of such policies. Neither the Company nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations under any such policy; no insurer under any such insurance policy has denied coverage or reserved against coverage concerning any claim made by the Company or any Subsidiary; and, to the knowledge of the Shareholder, no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such  policy.
           All premiums have been paid on  such policies as of the date  of
          this Agreement.    The  Company and  each  Subsidiary  have  been
          covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such five-year period.
           All claims made during such five-year period with respect to any insurance coverage of the Company  or any Subsidiary, other  than claims made by or on behalf of employees of the Company or any Subsidiary under the Company's health insurance policy and other than those described on Schedule 3.1(l), are set forth on
          Schedule 3.1(m).

               (n)  Pension and Employee Benefit Matters.

                    i)   Schedule 3.1(n) lists  each Employee Benefit  Plan
          of the Company and each entity which is a member of the controlled group with the Company (as defined under ERISA Section 4001(a)(14)) (the "Company Employee Benefit Plans") that: (A) is
          subject  to   any  provision   of  ERISA;   (B)  is   maintained,
          administered or contributed to by  the Company or any  controlled





          group member; (C) covers any employee or former employee of the Company or any controlled group entity; or (D) under which the Company or any controlled group entity has any liability to make contributions or pay benefits. Copies of the current versions of all such plans, summary plan descriptions, and, if applicable, related trust agreements, and all amendments of such plans have been delivered by the Shareholder to the Buyer and attached to this Agreement as part of Schedule 3.1(n), and has delivered to the Buyer the three most recent annual reports (Form 5500 including Schedule B if applicable) and summary annual reports prepared in connection with each such plan required to file an annual report.

                    ii)  The  only  Company  Employee  Benefit  Plans  that
          individually or collectively would constitute Employee Pension Benefit Plans are identified in Schedule 3.1(n). No Company Employee Benefit Plan is subject to the Plan Termination Insurance provisions of Title IV of ERISA. The Company and each controlled group member have not incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

                    iii) The Shareholder  has  delivered  to  the  Buyer  a
          current, complete and correct copy of the Company's Employee Benefit Workbook (the "Workbook") and the Company's Personnel and Administrative Policy Guide (the "Guide"). The Workbook and the Guide list each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest free loans, mortgages, relocation assistance or post-retirement insurance, compensation or other benefits that: (A) is not an Employee Benefit Plan; (B) is entered into, maintained or contributed to, by the Company and each controlled group member and (C) covers any employee or former employee of the Company or any controlled group member. Such contracts, plans and arrangements as are described in this Section are referred to collectively as the "Benefit Arrangements." Copies of each of these Benefit Arrangements either are set forth in full in the Workbook or the Guide or have been made available to the Buyer or are listed as "Other Benefit Arrangements" on Schedule 3.1(n). Neither the Company nor any Subsidiary has any liability under any other Benefit Arrangements that no longer are in effect.

                    iv) Except as set forth in any Company Employee Benefit Plan or Benefit Arrangement identified in Schedule 3.1(n) and except as provided by a Legal Requirement or any collective





          bargaining agreement  or any  employment contract  identified  on
          Schedule 3.1(n), the employment of all persons presently employed or retained by the Company or any Subsidiary is terminable at will.

                    v) Except as expressly so identified in Schedule 3.1(n), no Company Employee Benefit Plan is a "Multiemployer Plan."

                    vi) No Company Employee Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Any assets of any Company Employee Benefit Plan that are subject to the trust requirement of ERISA Section 403 are held in trust in compliance with ERISA Section 403.

                    vii) Each Company Employee Benefit Plan that is an Employer Pension Benefit Plan is intended to be qualified within the meaning of Section 401(a) of the Code ("Qualified") is so Qualified, has been so Qualified during the period from its adoption to date, has been administered in a manner that would not adversely affect its Qualified status and has received a currently effective determination letter (or a determination letter has been timely requested) from the Internal Revenue Service that the Plan is (or continues to be) currently Qualified for federal income tax purposes. The Shareholder has delivered to the Buyer copies of such determination letters and any pending applications, and copies of such letters and applications have
          been attached to  this Agreement   as part of  Schedule 3.1(n).
          Each trust in which the assets of any such Employee Pension Benefit Plan are held is exempt from tax pursuant to Section 501(a) of the Code.

                    viii) There have been no prohibited transactions with respect to any Company Employee Benefit Plan. No "Fiduciary" (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Shareholder is threatened. The Shareholder has no knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                    ix) The Company and each controlled group member do not maintain and have never maintained nor contribute, or ever have contributed, or ever have been required to contribute, to any Company Employee Benefit Plan providing health or medical benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with





          Code Section 4980B). No condition exists that would prevent the Company or any controlled group member from amending or terminating any Company Employee Benefit Plan or Benefit Arrangement providing health or medical benefits in respect of any active or retired employees of the Company or any controlled group member (other than in accordance with Code Section 4980B).

                    x) Each Company Employee Benefit Plan and Benefit Arrangement has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, including but not limited to ERISA and the Code, that are applicable to such Plans. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Benefit Plan or Benefit Arrangement has made or will make the Company, any controlled group member, any officer or director of the Company or of any controlled group member subject to any liability under Title I of ERISA or any liability for any Tax under Section 4972 or Section 4975 through 4980B, inclusive, of the Code.

                    xi) Any Company Employee Benefit Plan that is a "group health plan" (as defined in Code Section 5000(b)(l)) has been administered in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and nothing done or omitted to be done in connection with maintenance or administration of any Company Employee Benefit Plan that is a "group health plan" has made or will make the Company or any controlled group member subject to any liability under Title I of ERISA, excise Tax liability under Code Section 4980B or has resulted or will result in any loss of income exclusion for a participant under Code Sections 105(h) or 106.

                    xii) There  is   no   contract,  agreement,   plan   or
          arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(a)(l) of the Code.

                    xiii) The Company and each controlled group member have made, before the date of this Agreement, all required contributions and premium payments under each Company Employee Benefit Plan and Benefit Arrangement for all completed fiscal years including contributions that may not by law have otherwise been required to be made until the due date for filing the Tax Return for any completed fiscal year.

                    xiv) Except as disclosed in Schedule 3.1(n), there has not been with respect to the Company's or any controlled group member's active or retired employees, any amendment to, written interpretation or announcement (whether or not written) by the





          Company or any Subsidiary relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan or Benefit Arrangement that would increase the expense of maintaining or funding benefits under such Company Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect of such for the fiscal year ended on December 31, 1996, except as set forth in Schedule 3.1(n).

                    xv) No condition (other than pursuant to a Legal Requirement) exists that would have prevented the Company or any Subsidiary from terminating any Company Employee Benefit Plan, prior to the date of this Agreement. Seller acknowledges that the Buyer will have no obligation to the Shareholder (other than pursuant to a Legal Requirement) to employ any employee of the Company or to continue any Company Employee Benefit Plan, and will have no liability to the Shareholder under any plan or arrangement maintained by the Company and Subsidiary for the benefit of any employee.

                    xvi) There are no retired employees of the Company or any controlled group member who are receiving or are entitled to receive any payments from the Company or any controlled group member which are not fully funded by an Employee Pension Benefit Plan of the Company or a controlled group member, except those former employees who are receiving or are entitled to receive any payments from the Company pursuant to the Amended and Restated Equity Participation Plan of the Company.

               (o)  Employees and Labor.  Since March 31, 1997, the Company
          and each Subsidiary have not received any notice, and to the knowledge of the Shareholder, there is no reason to believe that any executive or key employee of  the Company or any  Subsidiary, or any group of employees of  the Company or any Subsidiary,  has any plans  to  terminate his,  her  or its  employment  with  the
          Company   or   any   Subsidiary,   except   as   set   forth   in
          Schedule 3.1(o). No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Company or any Subsidiary, and, if such person becomes an employee of the Buyer, to the affairs of the Buyer after the date of this Agreement. The Company and each Subsidiary will not be required to give any notice under the Worker Adjustment and Retraining Notification Act, as amended, or any similar Legal Requirement as a result of this Agreement, the Other Seller Agreements or the transactions contemplated by them. Except as set forth on Schedule 3.1(o), the Company and each Subsidiary do not have any labor relations problems or disputes, and neither the Company nor any Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor any Subsidiary is a





          party to or is bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Company's or any Subsidiary's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Company or of any Subsidiary.

               (p) Customer Relationships. Schedule 3.1(p) lists each customer (the "Principal Customers") that individually or with its affiliates accounted for a Contract Value of $300,000 or more. To the knowledge of the Shareholder, the Company and each Subsidiary have good commercial working relationships with the Principal Customers. Since December 31, 1996, no Principal Customer has cancelled or otherwise terminated its relationship with the Company or any Subsidiary, materially decreased or limited its contribution of revenue to the Company or any Subsidiary, or indicated an intention to take any such action. The Shareholder has received no written or oral communication from a Principal Customer that the execution and delivery of this Agreement by either party or the consummation of the transactions contemplated by this Agreement will cause such Principal Customer to terminate or materially reduce the service provided by the Company under its agreements with such Principal Customer after the date of this Agreement (other than in connection with normal rundowns in services provided as a result of the completion of services contemplated in such Agreements).

               (q) Environmental Matters. Except as set forth on Schedule 3.1(q), neither the Company nor any Subsidiary has ever owned any real property.

               (r)  Intellectual Property.  The Company and each Subsidiary owns or has the legal right to use each item of Intellectual Property required to be identified on Schedule 3.1(i). Except as set forth on Schedule 3.1(r), the sale of the Shares to the Buyer will not affect the Company's or any Subsidiary's right to use any such Intellectual Property. To the knowledge of the
          Shareholder, the  continued  operation  of the  business  of  the
          Company and any Subsidiary as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the knowledge of the Shareholder, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Subsidiary. Except as set forth on Schedule 3.1(i), neither the Company nor any Subsidiary has granted any license, sublicense or permission with respect to any Intellectual
          Property owned or used in the Company's or the Subsidiary's business.

               (s) Disclosure. In connection with the sale of the Shares under this Agreement, the Shareholder has complied with the





          requirements  of  Rule  10b-5  of  the  Securities  and  Exchange
          Commission.

               3.1. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Shareholder as follows, as of the date of this Agreement:

               (a) Organization and Qualification, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business or properties of the Company.

               (b)  Authority Relative to  Agreement.  The  Buyer has  full and absolute right, power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and to consummate the transactions contemplated on its part by this Agreement and the Other Buyer Agreements. The execution and delivery of this Agreement by Buyer, and the consummation by the Buyer of the transactions contemplated on its part by this
          Agreement and the Other Buyer Agreements have been duly authorized by the Buyer's board of directors. No other corporate approvals on the part of the board of directors or shareholders of the Buyer are necessary to authorize the execution and delivery of this Agreement, and the Other Buyer Agreements. This Agreement and the Other Buyer Agreements have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Other Buyer Agreements by the other parties to such agreements, are valid and binding agreements, enforceable against the Buyer in accordance with their respective terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

               (c)  Non-Contravention.     The  execution,   delivery   and
          performance of this Agreement and the Other Buyer Agreements and the consummation by the Buyer of the transactions contemplated by this Agreement and by the Other Buyer Agreements will not, (i) violate any provision of the Articles of Incorporation or By-laws of the Buyer, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any





          provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any encumbrance upon any of the property of the Buyer pursuant to any provision of any mortgage or lien or lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which the Buyer is a party or by which any of its assets are bound and do not and will not violate or conflict with any other material restriction of any kind or character to which the Buyer is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or lease, agreement, license or instrument to which the Buyer is a party or (iii) violate any Legal Requirement to which the Buyer is subject. The Company is not party to any litigation or proceeding (and, to the knowledge of the Company, no such litigation or proceeding has been threatened), that seeks to prohibit or delay, or that seeks damages as a result of, the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement.

               (d) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the Other Buyer Agreement by the Buyer, the execution and delivery of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated by this Agreement and the Other Buyer Agreements.

               (e) SEC Reports. The Buyer has filed (and has provided the Company with copies of all required forms, reports and documents which it has been required to file with the Securities and Exchange Commission (the "Commission") since September 30, 1996 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange
          Act of 1934, as amended.   As of their respective dates, the  SEC
          Reports, including, without limitation, any financial  statements or schedules included in such financial statements, did not contain any untrue statement of a material fact or omit to state
          a  material  fact  required  to  be  stated  in  such   financial
          statements or necessary in order to make the statements in such financial statements, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC
          Report, any statement  or omission in  such SEC  Report that  has been corrected or otherwise disclosed in a subsequent SEC Report.
           The  audited financial  statements of  the Buyer  in its  Annual
          Report on Form 10-K for the fiscal year ended September 30, 1996, and the unaudited interim financial statements of the Buyer in its Quarterly Reports on Form 10-Q for the fiscal quarters ended





          December 31, 1996 and March 31, 1997, have been prepared in accordance with GAAP, fairly present the consolidated financial position of the Buyer and the Subsidiaries as of the dates of such statements and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of certain footnote disclosures in the case of any unaudited interim financial statements).

               (f) Capitalization of the Buyer. As of the date of this Agreement, the authorized capital stock of the Buyer consists of 100,000,000 shares of common stock, of which approximately 5,092,510 shares are validly issued and outstanding, fully paid and nonassessable, and 2,500,000 shares of preferred stock, no par value, none of which is outstanding. Except pursuant to the Buyer's employee stock option and restricted stock purchase plans, as of the date of this Agreement, the Buyer has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Buyer, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding. Schedule 3.2(f) sets forth, as of the date of this Agreement, the total number of options not yet granted under any stock option plan of the Buyer, the total number of shares of Common Stock subject to unexercised options outstanding under all such plans and the weighted average exercise price of such outstanding options.

               (g) Investment Intent. The Buyer is acquiring the Shares for its own account and not with any present intention of distributing or selling the Shares in violation of any federal, state or other applicable securities laws.

               (h) NASDAQ. The shares of Common Stock to be issued to the Shareholder at the Closing will be issued in compliance with all requirements necessary for the shares of Common Stock to be quoted on the NASDAQ national market.

               (i) Common Stock Issued to the Shareholders. The shares of the Buyer's Common Stock to be issued to the Shareholder as consideration in accordance with Article II have been duly and validly authorized for issuance by the Buyer and, when the shares of Common Stock of the Buyer are issued and delivered to the Shareholder as provided by this Agreement, the shares of the Common Stock of the Buyer issued to the Shareholder hereunder will have been validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

               (j)  Absence of Material  Adverse Change.   Since March  31,
          1997,  to  the  date  of  this  Agreement,  the  Buyer  has   not





          experienced any material adverse change to its assets, its business, or its business prospects. As of the date of this Agreement, there is no existing event or condition as to which the Company is required to file a Current Report on Form 8-K, and no pending transactions (other than the transaction contemplated by this Agreement) on anticipated events or conditions that would require the filing of a Current Report on Form 8-K, which has not previously been disclosed in the SEC Reports.

               (k) Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried out by the Buyer directly with the Shareholder and the Company, without the intervention of any person on behalf of the Buyer in such manner as to give rise to any valid claim by any person against the Buyer for a finder's fee, brokerage commission, or similar payment, except for the retention of Dain Bosworth Incorporated, whose fees and expenses are to be borne by the Buyer and except for the payment due to Utility Graphic Consultants Corporation under the agreement dated January 13, 1997, which is to be borne by the Company.

               3.3. Representations as to Knowledge. Any representation and warranty made in Article III to the "knowledge" or "best knowledge" of a party means matters actually known by such party and matters which would come to such party's attention in the course of due diligence to verify the accuracy of such representation and warranty, including (i) in the case of the Shareholder, inquiry of William M. Howell, Randal J. Sage, Robert
          J. Montgomery, John J. Dillon III, and Jeffrey A. Meyerrose,  and
          (ii) in the case of the Buyer, inquiry of Sidney V. Corder and Scott C. Benger.


          IV.
                               POST-CLOSING COVENANTS

               The parties agree as follows with respect to the period following Closing.

               4.1. Further Assurances. If after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification for such action under Article VI).

               4.2. Cooperation. If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in





          connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Company's or any Subsidiary's assets or business, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification under Article VI).

               4.3. Post-Closing Announcements. Following Closing, neither the Shareholder nor the Buyer will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that the Buyer will not be prohibited from issuing any press release or making any public announcements or filings required by applicable federal and state securities laws.

               4.4. Financial Statements. The Shareholder will, upon request of the Buyer, cooperate with the Buyer to produce such
          historical  and   on-going  financial   statements   and  audits
          concerning the Company as the Buyer may request, all at the sole cost and expense of the Buyer.

               4.5. Release of  Shareholder.    Within 10  days  after  the
          Closing, the Buyer will deliver to the Shareholder a written release duly executed by The Fifth Third Bank of Central Indiana, releasing the Shareholder from any and all guaranties of the liabilities and obligations of the Company to The Fifth Third Bank of Central Indiana, and pending delivery of such release, the Buyer will indemnify the Shareholder and hold him harmless against any loss, liability, cost or expense under such guaranties.

               4.6. Shareholder's Election to Buyer's Board of Directors. At the Closing, the Buyer will use its best efforts and will exercise all authority under applicable laws to: (i) if necessary, increase the size of its Board of Directors by one member, and (ii) cause the Shareholder to be elected as a member of the Board of Directors of the Buyer until the next annual meeting of the shareholders of the Buyer. Subject to the fiduciary duties of the Buyer and its Board of Directors under applicable laws, the Buyer will nominate the Shareholder as part of management's slate of nominees for election as a member of the Board of Directors of the Buyer at each annual meeting of the shareholders of the Buyer held in 1998, 1999 and 2000.





               4.7. Access to Books  and Records.   Following the  Closing,
          the Buyer will permit the Shareholder and his authorized representatives, during normal business hours and upon reasonable notice, to have access to, and examine and make copies of, all books and records of the Company which relate to transactions or events occurring on or prior to the Closing Date and transactions or events occurring subsequent to the Closing Date which are related to or arise out of transactions or events occurring prior to the Closing Date, to the extent reasonably necessary for Shareholder to defend any claim for indemnification under this Agreement, or to prepare any tax return or effectively defend any tax audit or claim relating to periods prior to the Closing.

               4.8. Certain Tax Matters.

               (a) Section 338(h)(10) Election. The Shareholder and the Company will join with the Buyer in making an election under S 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations, and any corresponding election under state, local and foreign tax laws, with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338(h)(10) Election"). The Shareholder will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent permitted by applicable laws. The Shareholder will also pay any Tax imposed on the Company or its Subsidiaries attributable to the making of the
          Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code S 1374, (ii) any tax imposed under Reg. S 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's or its Subsidiaries' gain, and the Shareholder will indemnify the Buyer, the Company and its Subsidiaries against any Adverse Consequences arising out of any failure to pay any such Taxes. The Company and the Shareholder will not revoke the Company's election to be taxed as an S corporation within the meaning of Code S 1361 and 1362. The Company and the Shareholder will not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code SS 1361 and 1362.

               (b)  Allocation of  Purchase  Price.    The  Buyer  and  the
          Shareholder agree that the purchase price paid to the Shareholder hereunder and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) as
          mutually  determined  by  the   Buyer  and  the  Shareholder   in
          accordance with applicable income tax laws and regulations, which allocation is set forth on Schedule 4.9(b) to be attached to this Agreement following the final determination of any adjustment to
          the purchase price pursuant  to Section 2.4.   The Buyer and  the
          Shareholder will file, and  will cause the  Company to file,  all





          Tax Returns and information reports in a manner consistent with such allocations.

               (c) Tax Periods Ending on or Before the Closing Date. The Shareholder will prepare or cause to be prepared and filed or caused to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholder will permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and all such Tax Returns will be subject to the approval of the Buyer, such approval not to be unreasonably withheld. To the extent permitted by applicable law, the Shareholder will include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1's prepared by the Shareholder for such periods. The Shareholder will reimburse Buyer for any Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Company and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

               (d)  Cooperation  on  Tax  Matters.    The  Buyer  and   the
          Shareholder will, and will cause the Company to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
          Section and  any  audit,  litigation  or  other  proceeding  with
          respect to Taxes.   Such cooperation  will include the  retention
          and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and
          explanation of any  material provided hereunder.   The Buyer  and
          the Shareholder agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
          (ii) to give the other party reasonable written notice prior to the transferring, destroying or discarding any such books and records, and, if the other party so requests, to allow the other party to take possession of such books and records. The Buyer and the Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document form any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed,





          including without limitation, with respect to the transactions contemplated by this Agreement.

               4.9. Terminable Contracts. The Buyer acknowledges that certain contracts pursuant to which the Company provides services or goods to a third Person are terminable at will by such Person or are subject to termination by such Person (or may otherwise give rise to remedies to such Person) if the execution of this Agreement or the sale of the Shares by the Shareholder pursuant to this Agreement is not consented to by such Person (the "Terminable Contracts"). The Buyer agrees and acknowledges that the Shareholder will not be liable to the Buyer in any manner whatsoever because of the failure to obtain any such consent required by a Terminable Contract, except for a breach of the representation and warranties of the Shareholder in Section 3.1(p). However, following the Closing, if requested by the Buyer, the Shareholder will, at the expense of the Buyer, use his reasonable best efforts to obtain such consents and will cooperate with the Buyer in any lawful arrangement designed to provide to the Buyer with the benefits under such Terminable Contracts.

               4.10. Asset Transfer by Shareholder. Until November 30, 1999, the Shareholder will not make any transfers of assets owned by him if the effect of such transfer would be to reduce or further reduce the Shareholder's net worth below $8,500,000.


                                     ARTICLE V.
                                       CLOSING

               5.1. Simultaneous Closing. The consummation of the transactions contemplated by this Agreement ("Closing") will occur simultaneously with the execution of this Agreement. Closing will take place at the offices of Locke, Reynolds, Boyd & Weisell, in Indianapolis, Indiana, on the effective date of this Agreement, which is July 2, 1997 (the "Closing Date").

               5.2. Deliveries. The Shareholder and the Buyer have made deliveries to each other at Closing and have acknowledged receipt of such deliveries by separate documents.


                                     ARTICLE VI.
                       REMEDIES FOR BREACHES OF THIS AGREEMENT

               6.1. Indemnification by the Buyer.  From and after  Closing,
          the  Buyer  will   indemnify,  defend  and   hold  harmless   the
          Shareholder and his heirs, personal representatives, successors and permitted assigns (the "Seller Indemnitees") from and against any and all Adverse Consequences resulting or arising from,





          relating to or incurred in connection with: (a) any breach of any representation or warranty of the Buyer contained in this Agreement or in any of the Other Buyer Agreements, (b) any breach of any covenant of the Buyer contained in this Agreement or in any of the Other Buyer Agreements, (c) any and all guaranties by the Shareholder of any and all liabilities or obligations of the Company, except to the extent that the existence of such liabilities or obligations constitute a breach of the representations, warranties or covenants of the Shareholder in this Agreement, and (d) any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of the Buyer with respect to this Agreement or any of the transactions contemplated hereby.

               6.2. Indemnification by  the Shareholder.   From  and  after
          Closing, the Shareholder will indemnify, defend and hold harmless the Buyer, the Company and their respective officers, directors and controlling persons (the "Buyer Indemnitees") from and against any and all Adverse Consequences resulting or arising from, relating to or incurred in connection with: (a) any breach of any representation or warranty of the Shareholder contained in this Agreement or in any of the Other Seller Agreements, (b) any breach of any covenant of the Shareholder contained in this Agreement or in any of the Other Seller Agreements, (c) any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of the Shareholder or the Company with respect to this Agreement or any of the transactions contemplated thereby; (d) any Environmental Obligation incurred by any Buyer Indemnitee, resulting or arising from, relating to or incurred in connection with (i) any event, fact, circumstance or condition (to the extent any such event, fact, circumstance or condition occurred or existed at or prior to the Closing and even if the Adverse Consequence manifests itself after the Closing) and (ii) any act or omission (to the extent such act or omission occurred prior to the Closing Date and even if the Adverse Consequence manifests itself after the Closing); and (e) any Contract Negligence Claims, subject to the provisions of Section 6.6.





               6.3. Notice of Claim; Right to Participate in and Defend Third Party Claim.

               (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with prompt written notice of such Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article, except to the extent, if any, that such failure prejudices the ability of the indemnifying party to defend such Third Party Claim.

               (b) The indemnifying party will have the right to control the defense, compromise or settlement of a Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of a Third Party Claim from the indemnified party which acknowledges its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article; provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party under this Agreement. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in, but not control, the defense by the indemnifying party of any Third Party Claim with its own counsel.

               (c) If the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise





          any Third Party Claim without the indemnifying party's prior written consent (which consent will not be unreasonably withheld), unless the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

               (d) The indemnified party will assert any indemnifiable claim under this Agreement that is not a Third Party Claim by promptly delivering notice of such claim to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it will have no further right to contest the validity of such claim.

               6.4. Basket and Deductible. No indemnified party will be entitled to indemnification from an indemnifying party under Sections 6.1(a) or 6.2(a) unless and until the aggregate amount of Adverse Consequences with respect to which all Buyer Indemnitees or all Seller Indemnitees, as the case may be, would otherwise be entitled to assert under Section 6.1(a) or 6.2(a), whichever is applicable, exceeds $200,000, and then only for the amount by which such Adverse Consequences exceed $200,000.

               6.5. Limitations.

               (a)  The   maximum   aggregate   amount   that   the   Buyer
          Indemnitees, on the one hand, or the Shareholder Indemnitees, on the other hand, may recover on account of all Adverse Consequences under this Article VI will be limited to $8,500,000.

               (b) To the extent that any breach of a representation, warranty or covenant of the Shareholder results in an adjustment of the purchase price of the Shares under Section 2.4, the amount of such adjustment will be offset against the amount coverable under this Article VI.

               (c) The indemnification provisions of this Article will constitute the exclusive remedy by either party against the other arising by virtue of a breach of any representation, warranty, or covenant under this Agreement, absent fraud. The foregoing provision is not intended to limit any party from seeking recourse against the other party under any law that provides a cause of action that is independent of the rights granted by this Agreement.

               (d) Notwithstanding the provisions of this Article VI, neither the Company nor any Subsidiary will have any duty to indemnify the Shareholder or contribute funds for the benefit of the Shareholder, under the articles of incorporation or bylaws of





          the Company,  under the  articles  of organization  or  operating agreement of any Subsidiary, under any resolution, contract, insurance policy, arrangement or understanding, or under the provisions of any statute governing the Company or any Subsidiary, or otherwise, to the extent that the facts, circumstances, or events that otherwise would give rise to a claim of indemnification or contribution constitute a breach of a representation, warranty or covenant under this Agreement. The Shareholder waives any right to indemnification or contribution to the extent that the immediately preceding sentence applies. The Buyer agrees that it will not amend the articles of incorporation or bylaws of the Company in such a manner as to adversely affect the rights of the Shareholder to indemnification as such rights existed immediately prior to the Closing.

               (e)  The amounts for which the indemnifying party is  liable to the indemnified party under this Article VI will be (i) reduced by the amount of any insurance proceeds received by the indemnified party in connection with the event giving rise to the claim for indemnification, taking into account any effect thereon of the indemnified party's receipt of any payment under this
          Article 6 and (ii) increased by interest on the amount of Adverse Consequences, at a rate equal to one-half of a percentage point above the Prime Rate, accrued from the later of (x) the date that any Adverse Consequence becomes a liability of the party suffering the Adverse Consequence as determined in accordance with GAAP, and (y) the date that the party suffering the Adverse Consequence gives the other party notice under Section 6.3(a).

               (f) No Buyer Indemnitee will be entitled to indemnification for a breach by the Shareholder of a representation and warranty in Section 3.1 to the extent that Sidney V. Corder or Scott C. Berger at or prior to the Closing had actual knowledge of the fact or circumstance constituting such breach and at or prior to the Closing had actual knowledge that such fact or circumstance constituted a breach, and neither the Shareholder nor any of William M. Howell, Randal J. Sage, Robert J. Montgomery, John J. Dillon III, or Jeffrey A. Meyerrose had actual knowledge of such fact or circumstance.

               6.6. Indemnification for Customer Contract Losses.

               (a) With respect to any Customer Negligence Claim under an Engineering Contract, if the Adverse Consequences exceed $50,000, the Shareholder will indemnify all Buyer Indemnitees for one-half of such Adverse Consequences (but not in excess of a payment by the Shareholder of $150,000 for any such Customer Negligence Claim).





               (b) Solely for purposes of this Section 6.6, Adverse Consequences does not include attorneys' fees and costs incurred in connection with such Customer Negligence Claim.

               (c) This Section 6.6 will apply only with respect to Customer Negligence Claims as to which the Company receives a claim on or prior to November 30, 1999.

               (d) This Section 6.6 will cease to apply with respect to any Customer Negligence Claim as to which the Company receives a claim after a Change in Control has occurred.

               (e) The amount of any Customer Negligence Claim will be reduced to the extent that the Buyer or the Company receives insurance proceeds with respect to the Customer Negligence Claim, and the Buyer agrees to use, or to cause the Company to use, reasonable efforts to pursue payment under any available insurance policy with respect to any such Customer Negligence Claim.

                                    ARTICLE VII.
                           ALTERNATIVE DISPUTE RESOLUTION

               7.1. Mediation. If a dispute arises under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, notice must be given pursuant to Section 8.6. After such notice has been given by one party to the other, the parties in good faith will attempt to negotiate or mediate a resolution of the dispute with the aid of a mediator who has been mutually agreed upon by the parties.

               7.2. Arbitration.   If such efforts provided for in  Section
          7.1 do not within 30 days resolve the dispute, upon demand of any party, whether made before or after the institution of any judicial proceeding,  the dispute  will  be resolved  by  binding
          arbitration  under  the  Commercial  Arbitration  Rules  of   the
          American Arbitration  Association.   Institution  of  a  judicial
          proceeding by a party does not  waive the right of that party  to
          demand  arbitration   under   this   Agreement,   provided   that
          arbitration is  commenced  within  70 days  after  such  judicial
          proceedings  are  commenced.    Disputes  may  include,   without
          limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or
          claims  arising  out  of  or  connected  with  the   transactions
          contemplated by this Agreement and the Other Buyer Agreements and
          Other Seller Agreements.   The  American Arbitration  Association
          will choose one arbitrator to hear the parties and settle any dispute. All arbitration hearings will be conducted in Kansas
          City, Missouri.  All applicable statutes of limitation will apply
          to any  dispute.   The arbitrator  will have  no power  to  award





          punitive or exemplary damages, to ignore or vary the terms of this Agreement or any Other Buyer or Seller Agreement, and will be bound to apply controlling law. The Shareholder and the Buyer each will pay for one-half of the arbitrator's fees and expenses and each such party will bear its own costs and expenses incurred in connection with the arbitration, except that the arbitrator will award either party reimbursement of its share of the costs and expenses of arbitration, such party's costs and expenses (including attorneys' fees and expenses), and any special or extraordinary fees or costs incurred by the Escrow Agent in connection with any such arbitration or dispute, if the other party commences or conducts the arbitration in bad faith. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything to the contrary contained in this Section 7.2, the parties preserve, without diminution, certain remedies that any of them may employ or exercise freely, either alone, in conjunction with, or during a dispute. The parties to this Agreement have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights of self-help including peaceful occupation of real property and collection of rents, set off and peaceful possession of personal property; (ii) obtaining provisional or ancillary remedies including injunctive relief, requestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iii) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a dispute.


                                    ARTICLE VIII.
                                    MISCELLANEOUS

               8.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

               8.2. Entire Agreement. This Agreement (including the Other Seller Agreements and Other Buyer Agreements) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

               8.3. Succession and  Assignment.   This  Agreement  will  be
          binding upon and inure  to the benefit of  the parties and  their
          respective successors and  permitted assigns.   At  or after  the
          Closing, either party may assign his or its rights under this Agreement as permitted by law, including, without limitation, any assignment of any claim of indemnification to any debt or equity





          financing source, but no assignment will release the assigning party of his or its obligations under this Agreement.

               8.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

               8.5. Headings.   The  section  headings  contained  in  this
          Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

               8.6. Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:

          If to the
          Shareholder:                       Copy to:

          Mr. Sol C. Miller                  Locke, Reynolds, Boyd &
                                                  Weisell
          c/o Mr. Charles E. Thomas          1000 Capital Center South
          Geo. S. Olive & Co. LLC            201 North Illinois Street
          700 Capital Center South           Indianapolis, IN 46204
          201 North Illinois Street          Attn: Michael J. Schneider,
                                                  Esq
          Indianapolis, IN  46204            Telecopy: (317) 237-3900
          Telecopy: (317) 383-4200

          If to the Buyer:                   Copy to:

          Analytical Surveys, Inc.                Sherman & Howard L.L.C.
          1935 Jamboree Drive, Suite 100          633 Seventeenth Street,
                                                       Suite 3000
          Colorado Springs, Colorado  80920       Denver, Colorado  80202
          Attn: Sidney V. Corder                  Attn: James F. Wood, Esq.
          Telecopy:  (719) 598-9626               Telecopy:  (303) 298-0940

          Notices will be deemed given three business days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be





          delivered by giving the other parties notice in the manner set forth in this Agreement.

               8.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

               8.8. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Buyer and the Shareholder. No waiver by any party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

               8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               8.10. Expenses. Except as otherwise provided in this Agreement, the Buyer, the Company, and the Shareholder will each pay any and all fees and expenses incurred by it or him in connection with the negotiation, preparation, execution and performance of this Agreement, except that the Company will pay or reimburse the Shareholder for all expenses incurred by the Shareholder prior to the Closing in connection with this Agreement, including all reasonable attorneys' and accountants' fees and expenses, but only if and to the extent that such unpaid Shareholder expenses are reflected as a liability on the Closing Date Balance Sheet.

               8.11.     Construction.    The  parties  have   participated
          jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the
          provisions of this  Agreement.   The word  "including" will  mean
          including without  limitation.    The parties  intend  that  each
          representation, warranty and covenant contained in this Agreement will have independent significance. If any party breaches any





          representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

               8.12.     Incorporation of  Exhibits  and  Schedules.    The
          Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

               8.13. Survival. The representations and warranties made in this Agreement will survive the Closing Date until November 30, 1999, except that:

               (a) the representations and warranties of the Shareholder in Sections 3.1(a), (b), (c) and (d) (but only as to the first sentence of, and clause (A)(x) of, Section 3.1(d)) will survive for 15 years after the Closing;

               (b) the representations and warranties of the Buyer in Sections 3.2(a), (b), (c) (but only as to clauses (i) and (iii) of Section 3.2(c)), (d), (f), and (i) will survive for 15 years after the Closing; and

               (c) the representations and warranties of Seller in Sections 3.1(g) and (n) will survive until the expiration of the applicable statutes of limitations with respect to any such claims that could be brought regarding such matters (including any extensions of any statutes of limitations), plus a period of 60 days.

          No party will have any obligation to indemnify any person pursuant to this Agreement with respect to any breach of a representation or warranty unless a specific claim has been validly made under this Agreement on or prior to the applicable period set forth above, except that, if a party has a reasonable basis to believe that an indemnifiable claim will arise and gives notice to the other party concerning such matter within the applicable period set forth above, then all rights of such party to seek indemnification with respect to such matter will survive.





               The parties to this Agreement have executed this Agreement as of the date first above written.

                                        BUYER:

                                        ANALYTICAL SURVEYS, INC.


                                        By:    /s/ Sid V. Corder
                                        Name:  Sid V. Corder
                                        Title:  Chief Executive Officer


                                        SHAREHOLDER:


                                        /s/ Sol C. Miller
                                        Sol C. Miller